EXHIBIT 10.9

CONFIDENTIAL TREATMENT REQUESTED

AGREEMENT

This Agreement is entered into as of January 31, 1989 ("Effective
Date"), by and between F. HOFFMANN-LA ROCHE & CO. LIMITED COMPANY of Basle, Switzerland ("F. Roche) and PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 3181 Porter Drive, Palo Alto, California 94304 ("PDL").

WITNESSETH
WHEREAS, PDL has developed a body of technology relating to humanizing antibodies and, in particular, to humanized antibodies against the interleukin-2 receptor ("IL-2R");

WHEREAS, PDL and Hoffmann-La Roche Inc. ("Roche"), a New Jersey corporation, are contemporaneously entering into an agreement ("PDL/Roche Agreement") which will govern a scientific collaboration, clinical development program and subsequent commercialization in the Roche Territory (as defined in Section 1.13 hereof) of pharmaceutical products based on PDL's proprietary technology relating to such humanized antibodies;

WHEREAS, F. Roche has proven experience in the development, clinical research, registration, manufacturing and marketing of pharmaceutical products;

WHEREAS, PDL and F. Roche desire F. Roche to register and market such pharmaceutical products in countries of the world outside the Roche Territory, and now wish to embody their mutual understandings in a full text, binding agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, PDL and F. Roche mutually agree as follows:

I.  DEFINITIONS

For the purposes of this Agreement, the following terms, when written with an initial capital letter, shall have the meaning ascribed to them below.

1.01 "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with a party to this Agreement through common share holdings, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity; and any corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned, directly or indirectly, by F. Roche.

1.02 "Combination Product" means any product containing both an ingredient which causes it to be considered a Licensed Product and one or more other therapeutically active ingredients.

1.03 "Field" means any humanized or chimeric antibody which binds to the IL-2R, where "humanized" means a genetically engineered combination of a substantially human framework region and constant region, and complementarity determining regions from non-human antibodies, and where "chimeric" means a genetically engineered combination of a human constant region and non-human variable region. "Antibodies in the Field" means humanized and chimeric antibodies which bind to the IL-2R. It is believed that these Antibodies in the Field may be useful for therapeutic, diagnostic, imaging and similar purposes. It is understood that the Field includes, but is not limited to, that certain humanized murine monoclonal antibody prepared against the p55 component of the IL-2R ("humanized anti-Tac"). Furthermore, the Field includes, but is not limited to, all improvements relating to humanized anti-Tac including without limitation modifications in structure introduced by genetic engineering, or by chemical or enzymatic cleavage. Also included within the Field shall be alternate hosts for producing humanized anti-Tac, methods for purification, formulations incorporating humanized anti-Tac, and uses and methods of use for humanized anti-Tac in human medicine.

1.04 "Initial Commercialization" means the end of the calendar month containing the date following the granting of Regulatory Approval (as defined in Section 1.10 hereof) for a Licensed Product for human therapeutic use for prevention of kidney transplant rejection or a major disease (within the meaning of Milestone #2 in Section 3.02 of the PDL/Roche Agreement) on which
F. Roche, its Affiliates or sublicensees first sell such a product to an independent third party not an Affiliate of the seller in a major market within the Territory, where "major market" means either Japan or two of the following three countries: France, Italy or the United Kingdom.

1.05 "Joint Inventions" means any inventions in the Field, whether patented or not, which are jointly made during the period beginning on the Effective Date and ending one year after termination of the Research Program (as defined in Section 1.11 hereof) by at least one PDL employee or person contractually required to assign or license patent rights covering such inventions to PDL and at least one F. Roche or Roche employee or person contractually required to assign or license patent rights covering such inventions to F. Roche or Roche.

1.06 "Licensed Product" means any product in the Field, including any Combination Product, the making, use or sale of which utilizes PDL Know-How, PDL Patents or Joint Inventions or would, in the absence of this Agreement, infringe a Valid Claim.

1.07 "Net Sales" means the gross invoice price ("GIP") of all Licensed Products sold or otherwise disposed of for consideration by F. Roche, its Affiliates or sublicensees to independent third parties not an Affiliate of the seller, as computed in the central F. Roche Swiss Francs Sales Statistics for the countries concerned, whereby the amount of such sales in foreign currencies is converted into Swiss Francs at the average monthly rate of exchange at the time, after deducting, if not already deducted, from the amount invoiced:

(a) the amounts actually allowed as volume or quantity discounts, sales rebates (including cash discounts), price reductions, returns (including withdrawals and recalls); and

(b) sales, excise and turnover taxes imposed directly upon and actually paid by F. Roche, its Affiliates or sublicensees.

In addition, there shall be deducted, to the extent not already deducted from the amount invoiced, an amount equal to seven percent (7%) of the GIP to cover all other expenses or discounts, including but not limited to customs duties, transportation and insurance charges and other direct expenses.

In the case of Combination Products for which the Licensed Product and each of the other therapeutically active ingredients contained in the Combination Product have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product, and the denominator of which shall be sum of established market prices for the Licensed Product(s) plus the other active ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating Net Sales for Combination Products.

If F. Roche or its Affiliates or sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer as known to F. Roche, or as reasonably estimated by F. Roche if unknown, shall be included in the definition of Net Sales.

1.08    "PDL Know-How" means, except as otherwise set forth in this
Section 1.08, all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results in the Field, and improvements thereon, including any information regarding the structure, sequence and characterization of Antibodies in the Field, methods of making and the characterization of cell lines producing Antibodies in the Field, and methods of achieving high levels of expression of Antibodies in the Field, which are rightfully held by PDL as of the Effective Date, or which are developed or acquired by PDL during the period beginning on the Effective Date and ending one year after termination of the Research Program, and which Know-How is needed for registration, manufacturing, using or selling products in the Field; provided, however, that PDL Know-How excludes any Know-How of any kind concerning generic methods of designing, developing or preparing antibodies including, but not limited to, methods of humanizing antibodies, methods of reducing the immunogenicity of antibodies, and methods of increasing the affinity of antibodies.

1.09 "PDL Patents" means all patent applications owned or controlled by PDL ("Sole PDL Patents") and all patent applications resulting from Joint Inventions ("Joint Roche-PDL Patents") containing claims in the Field, which are filed prior to or during the term of this Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States and foreign patent or inventor's certificate covering claims in the Field.

1.10 "Regulatory Approval" means the granting of all governmental regulatory approvals required, if any, for the sale of a Licensed Product in a given country or jurisdiction within the Territory.

1.11 "Research Program" means the collaborative scientific research program between PDL and Roche described more fully in Article VI of the PDL/Roche Agreement.

1.12 "F. Roche Inventions" means any inventions in the Field which are made during the term of this Agreement by employees of F. Roche or persons contractually required to assign or license patent rights covering such inventions to F. Roche.

1.13 "Roche Territory" means the United States of America and its territories and possessions where the patent laws of the United States are in force. It is understood that the PDL/Roche Agreement comprises a separate but complementary license agreement covering activities in the Roche Territory.

1.14    "Territory" means all countries of the world excluding the Roche
Territory.

1.15 "Valid Claim" means a claim in any issued patent within the PDL Patents which has not been disclaimed or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review.

II.  LICENSE GRANT

2.01    License Grant.  PDL grants to F. Roche and to F. Roche's
Affiliates the sole and exclusive right to the PDL Know-How and the PDL Patents, but only to the extent necessary to make, have made, use and sell Licensed Products in the Field within the Territory. For so long as F. Roche is in compliance with its obligations under Section 5.01 hereof, F. Roche may sublicense the right to make, have made, use and sell Licensed Products in the Field within the Territory, but no other rights may be sublicensed. Any such sublicense shall be subject to Section 3.05 hereof, and shall terminate automatically if F. Roche or Roche shall not have remedied or initiated steps to remedy a breach of Section 5.01 hereof or Section 7.01 of the PDL/Roche Agreement, respectively, in a manner reasonably satisfactory to PDL within sixty (60) days after receipt by F. Roche of notice of such breach from PDL.

2.02 Identification of Patents. Set forth on Appendix A is a list identifying patents or patent applications which comprise Sole PDL Patents. PDL shall update this list by delivering a supplement to F. Roche no less frequently than once per year during the term of this Agreement.
CONFIDENTIAL TREATMENT REQUESTED

III.  ROYALTIES

3.01 F. Roche agrees to pay PDL royalties for sales of Licensed Products and Combination Products according to the schedule and terms set forth below:

(a) Years 1 through 3. Prior to and for the first three (3) years following Initial Commercialization of a particular Licensed Product,
F. Roche shall pay PDL royalties on sales of that product at a rate determined by the aggregate annual worldwide Net Sales of all Licensed Products as follows:

Net Sales ($ in millions)                               Royalty Rate

Up to and including [   ]                               [  ]
Amount in excess of [   ] but not exceeding [   ]       [  ]
Over [   ]                                              [  ]

For purposes of computing aggregate annual worldwide Net Sales,
F. Roche's Net Sales in the Territory will be combined with the Net Sales of Roche within the Roche Territory. This same understanding is being incorporated into the PDL/Roche Agreement.

(b) Years 4 and Succeeding. For the fourth and each succeeding year following Initial Commercialization, F. Roche shall pay PDL royalties in accordance with the provisions of Section 3.01(a) for Net Sales in a particular country, provided either (i) the Licensed Product or its method of manufacture (wherever actually manufactured) is covered by a Valid Claim in the country of sale, or (ii) the Licensed Product is manufactured in a country where the method of manufacture is covered by a Valid Claim (together, (i) and (ii) are referred to as the "Patentability Criteria").

Subject to Section 3.02 below, if neither of the Patentability Criteria have been satisfied, then Roche shall pay PDL a royalty rate of [
        ] of the Net Sales in the country of sale for the duration of this Agreement or until such time as one of the Patentability Criteria is satisfied, at which time F. Roche shall resume paying PDL royalties at the rates specified in Section 3.01(a) above.

(c)     Expiration.  F. Roche's obligation to pay royalties to PDL hereunder shall expire with respect to sales in any particular country of any particular Licensed Product on the later of the expiration of all Valid
Claims covering such Licensed Product or the [           ] anniversary of
Initial Commercialization of such Licensed Product in the Territory.

(d)     Antibodies in the Field Not Provided or Developed by PDL.
In consideration of the disclosure to F. Roche of PDL Know-How and cell lines as provided for herein, F. Roche agrees that products incorporating or using antibodies in the Field which are not provided or developed by PDL shall nevertheless be presumed to utilize PDL Know-How, with such presumption being rebuttable by clear and convincing evidence with respect to sales of such products made in those countries listed on Appendix B, and such presumption being conclusive as between the parties hereto with respect to sales of such products made anywhere else within the Territory. Accordingly, F. Roche shall pay PDL royalties on sales of each such product in the Territory (except for sales with respect to which the above rebuttable presumption has in fact been
refuted by Roche) for a period of [             ] years from Initial
Commercialization of such product in accordance with the terms of this
Section 3.01, and such sales shall constitute "Net Sales" for purposes hereof.

3.02    De Facto Exclusivity.  For purposes of this Article III, the term
"de facto exclusivity" means that F. Roche, together with its Affiliates and
sublicensees, controls at least [             ] of the market for a particular
Licensed Product in a country as measured by unit sales. If neither of the Patentability Criteria have been satisfied and F. Roche does not enjoy de facto exclusivity for a particular Licensed Product in a particular country at
any time after [           ] years following Initial Commercialization of such
Licensed Product, then F. Roche shall pay PDL a royalty rate of [        ] of
the Net Sales of such Licensed Product in the country of sale until the [
        ] anniversary of Initial Commercialization, or until F. Roche shall acquire de facto exclusivity for that product or until such time as either of the Patentability Criteria is satisfied (at which time F. Roche shall resume paying PDL royalties at the rates specified in Sections 3.01(a) or (b) above, whichever is applicable). Valid Claims and de facto exclusivity are to be determined on a country-by-country basis.

3.03    Foreign Filing Expenses Credited Against Royalties.  F. Roche
shall have the right to credit [         ] of all Foreign Filing Expenses (as
defined in Section 5.02 below) actually paid to PDL against future royalties due to PDL pursuant to this Article III provided that such credits, when added to the offset provided for in Section 3.04 below, may not reduce the royalties
to be paid to PDL to less than [                ] of the amount which would
otherwise be due pursuant to Section 3.01 hereof.

3.04    Offset for Third Party Licenses.

(a)     If PDL and F. Roche agree in writing that either party must obtain a license from an independent third party in order for F. Roche to manufacture, use or sell a Licensed Product in the Territory and if PDL and
F. Roche agree upon the terms of such license ("Third Party License"), then
the parties shall [     ] the cost of that license [            ].
Such cost includes license fees and any other fixed costs associated with the Third Party License as well as any royalties. The parties then shall, within thirty (30) days, reimburse each other in the manner necessary to effect a [
        ] of such license fees and other fixed costs.

(b)     PDL's share of the royalties portion of the cost of any
Third Party License, shall be (i) accrued against and deducted from any royalties due to PDL from F. Roche pursuant to Sections 3.01 and 3.02 if
F. Roche pays the royalties due under the Third Party License to such third party, and (ii) accrued in favor of and added to any royalties due to PDL from
F. Roche pursuant to Sections 3.01 and 3.02 if PDL pays the royalties due under the Third Party License to such third party; provided, however, that this addition or offset shall not cause PDL's royalties to be reduced under
the schedule set forth in Section 3.01 to less than [                 ] of Net
Sales in any year, or under Sections 3.01(b) and 3.02 to less than [
        ] if F. Roche has de facto exclusivity and [                    ] if
F. Roche does not have de facto exclusivity, and provided further, that
F. Roche's total royalty obligations to PDL under Sections 3.01 and 3.02 when added to those royalties payable to third parties pursuant to Third Party
Licenses shall not exceed [             ] of Net Sales in any year.

3.05 Sublicenses. Any Net Sales of an F. Roche sublicensee shall be treated as Net Sales of F. Roche for purposes of royalty payments hereunder. If F. Roche shall grant any sublicenses under this Agreement, then F. Roche shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Agreement and F. Roche shall remain responsible to PDL for the performance of any and all terms by such sublicensee. All such sublicenses shall terminate on termination of this Agreement.

3.06 Royalties upon Termination. If this Agreement is terminated pursuant to Sections 7.02, 7.03 or 7.04 below, F. Roche shall continue to pay PDL any royalties earned pursuant to this Article III prior to the date of termination and any royalties earned thereafter as a result of sales under
Section 7.05.

IV.  ACCOUNTING AND PAYMENTS

4.01 Semi-Annual Royalty Payments and Reports. F. Roche agrees to make royalty payments and written reports to PDL following the end of every calendar half-year covering all sales of Licensed Products by F. Roche, its Affiliates or sublicensees for which invoices were sent during such half-year period. F. Roche shall exercise its best efforts to render such reports within forty-five (45) days after the end of each calendar half-year period, but in no event shall such reports be rendered by F. Roche later than sixty (60) days after the end of each calendar half-year period. Each report shall state:

(a) for Licensed Products disposed of by sale, the quantity, description, country(ies) of manufacture and sale, Net Sales, GIP and the deductions pursuant to Section 1.07 by which such GIP is reduced to Net Sales,

(b) for Licensed Products disposed of other than by sale, the quantity, description, country(ies) of manufacture and disposition, and nature of the disposition, and

(c) the calculation of royalties due to PDL for such period pursuant to Section 1.07 and Article III hereof.

The information contained in each such report shall be considered confidential and PDL agrees not to disclose such information to any third party except as may be required by law, or to PDL's shareholders during such time as PDL is a privately-held company pursuant to any contract among PDL and such shareholders. Each report shall reconcile aggregate annual Net Sales attributable to F. Roche with aggregate annual worldwide Net Sales attributable to Roche. Concurrent with the making of each report, F. Roche shall include payment due PDL of royalties for the period covered by such report.

It is understood that pursuant to this provision, only one royalty shall be payable on a given unit of Licensed Product disposed of under this Agreement. In the case of transfers or sales of any Licensed Product between Roche, F. Roche or an Affiliate or sublicensee of Roche or F. Roche, only one royalty payment shall be due, and such royalty shall be payable with respect to the sale of such Licensed Product to an independent third party not an Affiliate of the seller.

4.02 Termination Report. F. Roche also agrees to make a written report to PDL within ninety (90) days after the date on which F. Roche, Roche or their Affiliates or sublicensees last sell a Licensed Product, stating in such report the same information called for in each semi-annual report by
Section 4.01 for all Licensed Products and Combination Products made, sold or otherwise disposed of and upon which were not previously reported to PDL.

4.03 Accounting. F. Roche agrees to keep full, clear and accurate records for a period of at least three (3) years, or such longer period as may coincide with F. Roche's internal records retention policy, setting forth the manufacturing, sales and other disposition of Licensed Products and Combination Products sold or otherwise disposed of under the license herein granted in sufficient detail to enable royalties payable to PDL hereunder to be determined. F. Roche further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL from time to time to the extent necessary to verify reports provided for in Sections 4.01 and
4.02 above. Unless PDL obtains the prior written consent of F. Roche, such accounting firm must be a foreign representative of one of those firms commonly referred to in the United Sates as the "Big Eight" firms. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal a discrepancy in favor of F. Roche of 10% or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by F. Roche.

4.04 Methods of Payment. All payments due to PDL hereunder shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by PDL. Conversion from Swiss Francs into the equivalent in United States dollars shall be made at the rate of exchange for buying funds as quoted and confirmed by the Swiss Bank Corporation in Basle, Switzerland for the last business day of each calendar half-year.

4.05 Withholding Taxes. If law or regulation requires the withholding of any taxes due by F. Roche's Affiliates or sublicensees on Net Sales by such Affiliates or sublicensees in a given country in the Territory, the parties shall confer regarding possible alternative arrangements to lawfully avoid such withholding. If, between a country in the Territory and any other place as designated, a treaty for the avoidance of double taxation is in force and such treaty reduces or eliminates the withholding of any taxes otherwise due on royalties payable from such country, PDL may (but shall not be obligated to) request a direct remittance of royalties to PDL at such place that PDL may designate hereunder. If the parties are unable to formulate or agree upon action to lawfully avoid withholding, then the parties agree that fifty percent (50%) of such taxes shall be applied to reduce the Net Sales amount for sales of Licensed Products in such country. Notwithstanding the foregoing, F. Roche shall be solely responsible for any withholding of taxes due on royalties payable from Japan and the countries listed on Appendix B.

4.06 Currency Transfer Restrictions. If in any country in the Territory the payment or transfer of royalties on Net Sales in such country is prohibited by law or regulation, the parties hereto shall confer regarding the terms and conditions on which Licensed Products shall be sold in such countries, including the possibility of payment of royalties to PDL in local currency to a bank account in such country or the re-negotiation of royalty rates and terms for such sales. However, PDL shall be under no obligation to accept terms and conditions other than those set forth herein, and if the parties do not reach an alternative agreement then F. Roche shall either
(a) remain responsible for royalties payable to PDL with respect to Net Sales in such countries, or (b) cease sales in such countries, which shall not be deemed a breach by F. Roche of its due diligence obligations under
Section 5.01 below.

V.  CERTAIN COVENANTS OF F. ROCHE

5.01 Diligence. F. Roche shall use reasonable diligence in proceeding with registering, marketing and selling Licensed Products within the Territory in the event such products are developed as a result of the PDL/Roche Agreement. Reasonable diligence as used in this Agreement shall mean the same standard of effort used by F. Roche in registering, marketing and selling its own protein-based products which must receive Regulatory Approval. The parties acknowledge that F. Roche does not register, market and sell its own protein-based products in every country within the Territory, and it is understood that the exercise by F. Roche of reasonable diligence is to be determined by judging its efforts in the Territory taken as a whole. If
F. Roche fails to exercise such diligence, PDL may terminate this Agreement and F. Roche's rights hereunder pursuant to Section 7.04 below.

5.02    Reimbursement for Costs of Patent Applications.

(a)     F. Roche agrees to reimburse PDL for all ex parte out-of-
pocket expenses incurred by PDL after the Effective Date hereof in connection with the prosecution and maintenance in the Territory of patent applications and patents included within the Sole PDL Patents or Joint Roche-PDL Patents for which PDL makes filings pursuant to Article IX of the PDL/Roche Agreement ("Foreign Filing Expenses"). F. Roche shall make such payments to PDL no less frequently than semi-annually, within thirty (30) days after submission by PDL of a reasonably itemized statement of such expenses incurred by PDL during the relevant six-month period.  Notwithstanding the foregoing, F. Roche shall not be obligated to reimburse PDL for such expenses
exceeding an aggregate of [              ] in any calendar year.

(b) Prior to the filing of a patent application in the Territory, PDL shall inform F. Roche concerning such proposed filing and shall consult with F. Roche concerning the proposed filing procedures, including specifically the determination of the scope of any such patent and the countries in which such application is to be filed. PDL shall regularly advise F. Roche of any substantial action or development in the prosecution of its patent applications and patents in the Territory, in particular of the question of scope of, the issuance of, the rejection of, or an opposition to any respective patent application or patent.

(c) F. Roche shall be entitled to a credit against royalties payable hereunder as provided in Section 3.03 hereof.

VI.  OWNERSHIP OF TECHNOLOGY

6.01    PDL Technology.  Ownership of the PDL Know-How and Sole PDL
Patents shall remain vested at all times in PDL. Notwithstanding the provisions of Section 2.01, PDL expressly reserves under this Agreement
(i) all rights to use the PDL Know-How and Sole PDL Patents to make, have made, use and sell anywhere in the world all products not within the Field and
(ii) the right to use the PDL Know-How and Sole PDL Patents for PDL's internal research purposes in the Field.

6.02 Joint Inventions and Joint Roche-PDL Patents. Ownership of Joint Inventions and Joint Roche-PDL Patents shall be vested jointly in PDL and Roche. F. Roche shall have the exclusive right to make, have made, use or sell any Joint Invention or Joint Roche-PDL Patent in the Field within the Territory during the term of the Agreement. Both parties shall have the non-exclusive right to make, have made, use or sell any Joint Invention or Joint Roche-PDL Patent outside the Field during the term of the Agreement, and neither party shall be obligated to account to the other for such use. Upon the expiration or termination of the Agreement, both parties shall have the non-exclusive right to make, have made, use or sell any Joint Invention or Joint Roche-PDL Patent without restriction and without any obligation to account to the other party for such use. Notwithstanding the foregoing or the provisions of Section 2.01, PDL expressly reserves the right to use Joint Inventions and Joint Roche-PDL Patents for PDL's internal research purposes in the Field and to carry out its obligations under the PDL/Roche Agreement.

6.03 F. Roche Inventions. PDL hereby acknowledges that this Agreement does not grant PDL any ownership rights in the F. Roche Inventions.

VII.  TERM AND TERMINATION

7.01    Term.  Unless earlier terminated pursuant to the terms of this
Article VII, this Agreement shall remain in effect until the later of (a) the date of expiration of the last to expire of any Valid Claims in any country or
(b) the date of the [           ] anniversary of Initial Commercialization of
the last Licensed Product to be introduced by F. Roche hereunder, at which time this Agreement shall automatically expire.

7.02 Termination by Mutual Agreement. This Agreement may be terminated by the written agreement of the parties.

7.03 Termination by F. Roche. F. Roche may terminate this Agreement upon ninety (90) days written notice to PDL.

7.04 Termination by Default. If either party defaults in the performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Agreement, the party not in default may terminate this Agreement at its option; provided, however, that if such event of default or non-compliance is the first occurrence of an event giving rise to the right of termination pursuant to this Section 7.04, the non-defaulting party may terminate this Agreement only if such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction within sixty (60) days after receipt by the defaulting party of a written notice thereof from the other party. If PDL terminates the PDL/Roche Agreement pursuant to Section 11.04 thereof, PDL may elect to simultaneously terminate this Agreement upon written notice to
F. Roche.  If Roche terminates the PDL/Roche Agreement pursuant to
Section 11.04 thereof, F. Roche may elect to simultaneously terminate this Agreement upon written notice to PDL.

7.05    Inventory.  Upon termination of this Agreement, PDL hereby grants
F. Roche a license to sell within one (1) year of such termination any Licensed Products in F. Roche's or its Affiliates or sublicensee's inventory on the date of such termination, which have not previously been sold ("Inventory"); provided, however that F. Roche shall pay the royalties due on such Inventory in the amounts and manner provided for in Articles III and IV.

7.06 Return of Materials. Subject to Section 7.08 hereof concerning archival copies, upon termination of this Agreement by F. Roche pursuant to
Section 7.03 or by either or both parties pursuant to Sections 7.02 or 7.04,
F. Roche forthwith shall return to PDL all cell lines and their progeny, antibodies and other biological materials provided by PDL under the PDL/Roche Agreement.

7.07    Rights and Obligations on Termination or Expiration.  Unless
expressly provided to the contrary, the provisions of Sections 3.06 and 5.03 and Articles IV, VIII, IX and XI shall survive the termination of this Agreement. Upon the expiration of this Agreement pursuant to
Section 7.01 above, if it is not otherwise terminated pursuant to this Article
VII, PDL shall grant to F. Roche a [                    ] license to use
the PDL Know-How and Sole PDL Patents and cell lines delivered by PDL pursuant to the PDL/Roche Agreement, but only to the extent necessary to make, have made, use and sell Licensed Products in the Field within the Territory.

7.08 Archival Copies. Section 7.06 notwithstanding, each party shall be entitled to keep for archival purposes one copy of all written materials returned to the other party pursuant to Section 7.06.

VIII.  CONFIDENTIALITY, DISCLOSURE AND PUBLICATIONS

8.01 Confidentiality. During the term of this Agreement and for a period of five (5) years following expiration or termination of this Agreement, each party shall maintain in confidence all information and materials including, but not limited to, cell lines, their progeny, and antibodies, disclosed by the other party hereto which such party knows or has reason to know are or contain trade secrets or other proprietary information of the other, including, without limitation, information relating to the PDL Know-How, PDL Patents, Joint Inventions and inventions of the other party, and the business plans of the other party, including, without limitation, information provided by either party to the other party hereto prior to the Effective Date, and shall not use such trade secrets or proprietary information for any purpose, including, without limitation, for the purpose of developing products in the Field except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Agreement. Each party shall be responsible for ensuring compliance with these obligations by such party's Affiliates, sublicensees, employees, consultants, agents and subcontractors. Each party shall use a similar effort to that which it uses to protect its own most valuable trade secrets or proprietary information to ensure that its Affiliates, sublicensees, employees, consultants, agents and subcontractors do not disclose or make any unauthorized use of trade secrets or proprietary information of the other party hereto. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other's trade secrets or proprietary information.

8.02 Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (a) either party (the "Recipient") is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction or (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure by the Recipient already in the public domain other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents or subcontractors, in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party, or
(c) the Recipient can demonstrate that disclosure to a regulatory authority is required by its product license approval process.

IX.  DISPUTE RESOLUTION

9.01 Arbitration. Any claim, dispute or controversy arising out of or in connection with or relating to this agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association in Santa Clara County, California under the commercial rules then in effect for that Association except as provided herein. All proceedings shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the Association shall make such appointment within thirty (30) days of such failure. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said arbitration. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

X.  FORCE MAJEURE

10.01 If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such force majeure rights of this subparagraph must notify the other party by registered letter within a period of fifteen (15) days, from the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds six (6) months, both parties shall consult together to find an appropriate solution.

XI.  MISCELLANEOUS

11.01 Representations of PDL. PDL represents and warrants to F. Roche that, except as may otherwise be disclosed in writing to F. Roche:
(a) PDL has the full right and authority to enter into this Agreement;

(b) to the best knowledge of PDL after reasonable investigation, no third party has any right, title or interest in the Sole PDL Patents or PDL Know-How as the result of such third party's former employment of any PDL employee;

(c) PDL is not aware of any patent or other proprietary rights of third parties which might be infringed by the Sole PDL Patents or the PDL Know-How.

11.02 Assignment. This agreement and the licenses herein granted other than the PDL/Roche Agreement relating to the same Field but for the Roche Territory shall be binding upon and shall inure to the benefit of, successors of the parties hereto, or to an assignee of all of the good will and entire business and assets of a party hereto relating to pharmaceutical and veterinary products but shall not otherwise be assignable without the prior written consent of the other party, which consent will not be unreasonably withheld.

11.03 Entire Agreement. This Agreement and the PDL/Roche Agreement constitute the entire Agreement between the parties hereto with respect to the within subject matter and supersede all previous Agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

11.04 Severability. If any provision of this Agreement is declared invalid by an arbitrator pursuant to Section 9.01 or by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the parties, and, failing such amendment, either party may submit the matter to arbitration for resolution pursuant to Section 9.01.

11.05 Indemnification. F. Roche shall defend, indemnify and hold harmless PDL, its trustees, officers, agents and employees harmless from any and all liability, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising (i) out of the manufacture, distribution, use, testing, sale or other disposition, by F. Roche, an Affiliate of F. Roche, or any distributor, customer, sublicensee or representative of F. Roche or anyone in privity therewith, of any Licensed Product, or any cell lines, their progeny, or other biological materials provided by PDL pursuant to the PDL/Roche Agreement, method, process, device or apparatus licensed or provided by PDL to F. Roche hereunder, or (ii) as a result of practicing a Joint Invention, or using PDL Know-How or PDL Patents licensed to F. Roche under this Agreement, except where such claim is based on the negligent acts of commission or omission of PDL.

11.06 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified or registered mail, or telexed or telecopied and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:

If to PDL:
Protein Design Labs, Inc.
3181 Porter Drive
Palo Alto, California  94304
Attention:  President

Copy to:
Gray Cary Ware & Freidenrich
400 Hamilton Avenue
Palo Alto, California  94301-1809
Attn:  Marta L. Morando, Esq.

If to F. Roche:
F. Hoffman - La Roche & Co.
Limited Company
Grenzacherstrasse 124
CH-4002 Basle, Switzerland
Attention:  Law Department

11.07 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California, United States of America.

11.08 Publicity. Both parties agree to issue mutual press releases concerning their entry into this Agreement, with the content of such releases to be approved in advance by both parties. In all other respects, neither party shall use the name of the other party in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld. The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release. Except as required by law, neither party shall publicly disclose the terms of this agreement or its terms and conditions unless expressly authorized to do so by the other party which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure.

11.09 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

11.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

PROTEIN DESIGN LABS, INC.
By  /s/ Laurence Jay Korn
Title:  President
Date:   16 March 1989

F. HOFFMANN-LA ROCHE & CO.
LIMITED COMPANY

By  /s/ W. Herr. /s/ Pp Lunti
Title:  Corporate Licensing     Law Department
Date:   March 16, 1989

Solely with respect to the granting of rights in Joint Roche-PDL Patents to F. Roche, Roche hereby joins in this Agreement.

HOFFMANN-LA ROCHE INC.


By  /s/ Irwin Lerner
Title:  President and CEO
Date:   March 16, 1989


                                    APPENDIX A
                                 Sole PDL Patents
T&T
DOCKET
NO.         TITLE                INVENTORS      FILING DATE    SERIAL NO. STATUS

11823-1     Closing and          Tso and Queen  Dec. 15, 1987  132,387   Pending
            Expressions of
            Phospholipase C
            Genes

11823-4     IL-2 Receptor-       Queen          Apr. 15, 1988  182,682   Pending
            Specific
            Chimeric Antibodies

11823-5     Chimeric Antibody    Queen          Sep. 28, 1988  233,037   Pending
            Production

11823-7     Cellular Toxic       Queen          Nov. 23, 1988  275,462   Pending
            Conjugates

11823-7-1   Cellular Toxic       Queen,         Dec. 15, 1988  PCT/US88/ Pending
(Comb. of   Conjugates           Chovnick,      (Canada & PCT  04493
`387 and                         Schneider and  for Japan &
`462)                            Tso            EPO)

11823-7-2   Cellular Toxic       Queen,         Dec. 28, 1988  290,968   Pending
(Comb. of   Conjugates           Chovnick,
`387 and                         Schneider and
`462)                            Tso

11823-8     Novel IL-2           Queen and      Dec. 28, 1988  290,975   Pending
            Receptor Specific    Selleck
            Human
            Immunoglobulins

11823-9     Humanized            Queen          Feb. 13, 1989  310,252   Pending
            Antibody
            Production


                             APPENDIX B

EC Countries
Belgium
Denmark (including Iceland)
France
Germany
Greece
Ireland
Italy
Luxembourg
Netherlands
Portugal
Spain
United Kingdom (Scotland, England, Wales, Northern Ireland, Channel Islands, Isle of Man)

As soon as it is perceivable that one country of the Territory may join the EC or withdraw or become excluded from the EC, this APPENDIX B shall be adapted accordingly.